S-3 Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NUTEX HEALTH INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	57,471,264(1)	$1.68(2)	$96,551,723.50(2)	$0.0001102	$10,640
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$96,551,723.50	—	$10,640
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$10,640

(1)	The shares of common stock will be offered for resale by the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of common stock to be issued as a result of stock splits, stock dividends or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based on $1.68, the average of the high and low price per share of the common stock, as reported on the Nasdaq Capital Market on January 9, 2023.